                                                                   EXHIBIT 10.18

                   PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT

          This Agreement dated as of July 18, 1997, by and between Exigent Diagnostics, Inc., a Delaware corporation, having an office at 5 Radnor Corporate Center, Suite 300, Radnor, Pennsylvania 19087 (hereinafter referred to as "EXIGENT"), and UMM Electronics Inc., a Delaware Corporation, having an office at 6911 Hillsdale Court, Indianapolis, Indiana 46250, (hereinafter referred to as "UMM");


                                  WITNESSETH

          WHEREAS, EXIGENT is in the business of developing, making and selling diagnostic tests to be used in point-of-care testing;


          WHEREAS, UMM is engaged in the business of manufacturing electronic equipment including instruments used in diagnostic testing;


          WHEREAS, EXIGENT has determined that its business interests would best be served by working with UMM in connection with the design and development of a point-of-care diagnostic test instrument;


          WHEREAS, UMM is willing to work with EXIGENT in connection with the design, manufacture and supply of the Instrument:


          NOW, THEREFORE, the parties agree as follows:

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     1.     DEFINITIONS

     1.1. "Confidential Information" shall mean all information, data and know-how which is marked "confidential", "restricted", or "proprietary" or which concerns the business affairs of either party that is not known by or generally available to third parties, including, without limitation, existing systems and programs and those in development, customer lists, customer needs and requirements, employee lists and all data received (whether orally or in writing, provided, however, if the information is transmitted orally the transmitter shall confirm the information in writing within five (5) days after transmission thereof) in confidence from a third party. The term Confidential Information shall not mean any information which is previously known to the receiving party without obligation of confidence, as shown by its written records, or without breach of this Agreement, is publicly disclosed either prior or subsequent to receipt by the receiving party of such Confidential Information, or is subsequently rightfully received by the receiving party from a third party without obligation of confidence, or which is independently developed by a party without violation of any confidentiality requirements or intellectual property rights hereunder, or disclosure of which is required by subpoena or other legal, administrative, or arbitral process or by law.

     1.2. "Date of Market Introduction" shall mean date of the first sale for end use or consumption of the product after the receipt and acceptance by EXIGENT of 25 Instruments meeting the production specifications.

     1.3. "Development Services" shall mean the design and development by UMM of the Instrument meeting the specifications attached in Appendix A (the "Specifications") as such Appendix may, from time to time, be amended by mutual agreement of the parties hereto, Instrument tooling, manufacturing

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equipment and processes and associated Manufacturing Documentation in order to bring the Instrument into commercial production as set forth in attachments to this Agreement or otherwise mutually agreed to in writing by the parties hereto.

     1.4. "Instrument" shall mean a device developed by UMM for EXIGENT which conducts blood and blood related diagnostic tests for chemistry, electrochemistry, coagulation and immunoassay tests which works with a Test Cartridge, separates blood, meters samples, doses the Test Cartridge and uses computer software to accelerate the test process and facilitate user interaction.

     1.5. "Instrument Technology" shall mean all the intellectual property embodied in the Instrument and required to manufacture the Instrument, all technical information, ideas, processes, methodologies, software, algorithms, formulae, notes, outlines, photographs, inventions, improvements, data, know-how and trade secrets, patentable and otherwise, which arise as part of the Development Services, including any patents embodying the same, including without limitation, the Manufacturing Documentation, other than UMM Core Technology.

     1.6. "Manufacturing Documentation" shall mean the package of specifications, drawings, manufacturing instructions, and the prototype device reasonably required to enable UMM or a third party skilled in the operation of the Instrument to manufacture the Instrument including, as applicable, software, all software source codes (which shall be in magnetic media form), software assembly, linkage and validation protocols and software validation results, service and training information and set of quality parameters, manufacturing specifications for the Instruments, as well as all preliminary or

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working drafts of all such materials, and documentation developed by UMM in order to produce such materials.

     1.7. "Point-of-Care Testing" shall mean a human or animal diagnostic test performed in the immediate vicinity of the patient promptly after a test sample is obtained.

     1.8. "Product Liability" shall mean any and all claims, including, but not limited to, claims based on strict liability in tort, negligence or breach of express or implied warranty and claims for exemplary and consequential damage, in cases in which it is alleged that personal injury, death or property damage was caused by a defect in design, material, manufacture or workmanship.

     1.9.  "Specifications" shall have the meaning given it in Section 1.3.

     1.10. "UMM Core Technology" shall mean (a) all technical information, ideas, processes, methodologies, software, algorithms, formulae, notes, outlines, photographs, inventions, improvements, data, know-how and trade secrets, patentable and otherwise, to the extent that the same relate to optical instrument systems used to measure color changes in diagnostic tests through reflectance or transmissive means (except when used to make such measurements while the test samples are in motion) and (b) all software (other than the user interface of the Instrument and the algorithms used in the calculation of results) which is possessed by UMM, including any patents embodying the same. The Test Cartridge is not included in the definition of "UMM Core Technology."

     1.11. "Test Cartridge" shall mean a diagnostic disposable cartridge which is a family of products that incorporate chemistry, coagulation, immunochemistry, and electrochemistry assay technologies suitable for

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analyzing human and animal body fluids. The disposable cartridge will be configured in single or multiple tests, except for sodium, potassium and chloride which are all combined on a single disposable cartridge. The cartridge is intended to be used in conjunction with a portable instrument for performing point of care testing. The cartridge is a single-patient, single-use disposable device. The disposable cartridge will be capable of separating blood cells from plasma or formed elements from urine, if necessary. The cartridge will also be capable of metering sample, reagents or standard into the testing area.

     2.    DEVELOPMENT

     2.1. UMM shall provide Development Services to EXIGENT and UMM shall use all commercially reasonable efforts to provide Development Services in accordance with the schedule in Appendix B. To facilitate development of the Instrument, EXIGENT shall (a) provide all such information and technology as is reasonably required to assist UMM to produce the Instrument which will operate and meet the Specifications using the Test Cartridge, and (b) use all commercially reasonable efforts to accomplish the specific tasks assigned to it in accordance with Appendix C. Upon completion of each significant step in the development process, UMM shall allow EXIGENT to inspect, test and review all developments and shall provide to EXIGENT all information which is reasonably required to enable EXIGENT to conduct such inspections and tests, and evaluate the performance of the Instrument. As the Specifications are more fully defined during the development phase, UMM shall keep EXIGENT fully informed of its projected price to EXIGENT for the Instrument.

     2.2.  EXIGENT and UMM shall each appoint a technical coordinator

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possessing appropriate technical credentials and knowledge who shall be responsible for maintaining technical liaison between the parties and for determining on behalf of their respective companies the adequacy, acceptability and fitness of the Development Services described in this Article 2.0. The technical coordinators shall meet as frequently as necessary to monitor progress with respect to Development Services.

     3.    SUPPLY SERVICES

     3.1. UMM shall manufacture exclusively for and sell the Instrument exclusively to EXIGENT at prices established by the parties pursuant to paragraph 4.2. for EXIGENT's exclusive resale throughout the world.

     3.2. During the term of this Agreement UMM shall be EXIGENT's sole and exclusive source for Instruments provided that (a) UMM provides an adequate and timely supply of Instruments to EXIGENT in accordance with this Agreement and
(b) UMM maintains the quality assurance level agreed upon by the parties. UMM shall not manufacture and sell the Instruments to any person other than EXIGENT.

     3.3. EXIGENT shall submit quarterly to UMM, on or before the first day of each quarter, a twelve (12) month rolling forecast of its requirements of Instruments, beginning with that quarter. The first quarter of such forecast shall constitute firm orders which may not be canceled or rescheduled without written approval in advance from UMM. The next three (3) months (months 4 through 6) of the forecast shall constitute firm orders which may not be canceled, but may be rescheduled up to three months beyond the forecasted delivery date. The last six (6) months of the forecast (months 7 through 12) are to be used for UMM planning purposes and shall not be considered firm orders; provided, however (a) UMM shall inform EXIGENT of all items which

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have lead times of six (6) months or more ("Long Lead Time Items") which UMM will have to order to meet any forecast, and (b) EXIGENT shall be responsible for all Long Lead Time Items which EXIGENT approves UMM ordering in order to meet the forecast; and provided, further, UMM shall have no liability hereunder for failure to deliver timely any Instruments ordered by EXIGENT under a firm Purchase Order if EXIGENT shall have refused to approve purchase by UMM of any Long Lead Time Items therefor in accordance with this Section 3.4. EXIGENT shall submit its first rolling forecast two quarters prior to desired delivery date of the first production units. If any such forecasts exceed UMM's manufacturing capacity at time of receipt of the forecast by UMM, UMM will provide a schedule within 30 days after its receipt of the rolling forecast setting forth its estimate of time to meet such capacity requirements, and the delivery schedule shall be modified accordingly. UMM is obligated to supply EXIGENT with all Instruments that become the subject of firm orders in accordance with the foregoing.

     3.4. EXIGENT shall place purchase orders ("Purchase Orders") setting forth the delivery date against the forecasts of paragraph 3.3 for the supply of Instruments. In case of conflict between the general terms and conditions of an EXIGENT issued Purchase Order, and this Agreement, the terms and conditions of this Agreement shall take precedence unless otherwise agreed to in writing by the parties. Payment for product shipped shall be net 30 days, F.O.B. shipping point (UMM's dock). Past-due payments shall bear interest at the rate of 1% per month.

     3.5. Prior to releasing Instruments for production, EXIGENT shall have the right to order, purchase, and receive from UMM up to fifty (50) initial production units ("Preproduction Units") and to approve the quality thereof,

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which approval shall not be unreasonably withheld. UMM shall not produce
Instruments for EXIGENT until such approval has been given. EXIGENT shall have the right to test, inspect and approve the quality of the Preprodcution Units within a reasonable time frame and report the results of such inspection and testing to UMM. If modifications in the Instrument are required based on EXIGENT's report, UMM shall make such modifications within a reasonable time frame.

     3.6. EXIGENT shall prepare the artwork necessary for printing labels for the Instruments and shall deliver it to UMM at least ten (10) weeks prior to the scheduled delivery time from UMM of the first shipment ordered by EXIGENT. UMM shall supply the boxes and product inserts for the Instrument in EXIGENT's or its trade name used, and apply the labels so provided by EXIGENT to the Instruments. After the first year of this Agreement, the parties will review the cost of UMM supplying the boxes and product inserts and applying the labels and determine its competitiveness. EXIGENT may elect to obtain such boxes and product inserts and labeling services elsewhere if UMM's cost therefor is not competitive.

     3.7. UMM shall obtain the written approval of EXIGENT prior to making any changes, substitutes or modifications to the Instrument or the Manufacturing Documentation in accordance with the Change Notification Protocol as defined in the Manufacturing Documentation. EXIGENT will promptly respond to any such request for changes.

     3.8. EXIGENT may, at any time, request UMM in writing to change the Manufactured Product Final Specification as defined in the Manufacturing Documentation. If such a change is requested by EXIGENT, UMM shall advise EXIGENT whether there will be a change in the lead time for the Instrument

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resulting from the requested change and the cost of making such change. Promptly after receipt of such information, EXIGENT will notify UMM whether implementation should proceed. Any change in price will be agreed upon in advance. If no response is received from UMM within thirty (30) days after receipt by it of the requested change, then the change shall be deemed accepted with no change in the purchase price prevailing at the time.

     4.        COST AND PAYMENT

     4.1.      DEVELOPMENT SERVICES

               4.1.1. EXIGENT shall bear and shall reimburse UMM for all out-of-pocket costs and expenses reasonably incurred by UMM in the development of the Instrument. UMM shall use reasonable efforts to insure that such costs incurred after February 1, 1997 do not exceed $2,700,000.00 in the aggregate. In the event that it appears such costs will exceed $3,000,000.00, the technical coordinators shall meet to make a determination of the estimated additional costs and to obtain approval from the Vice President, Research and Development of EXIGENT for the additional work.

               4.1.2. EXIGENT shall remiburse UMM for (a) development labor at the rate of (i) $65 per hour through May 31, 1997, (ii) $70 per hour from June 1, 1997 through August 31, 1997, (iii) $75 per hour thereafter; and (b) other development expenses, including, without limitation, product specific tooling, outside services and prototype material, at cost plus a 15% handling charge. UMM shall invoice EXIGENT promptly after the end of each month for all the development costs incurred by UMM during that month. EXIGENT should have the right to audit UMM's books to confirm the development costs. EXIGENT shall pay such invoices within thirty (30) days after receipt thereof.

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Past due payments shall bear interest at the rate of 1% per month. UMM reserves the right to stop development activities until payments are made current, and to adjust the development schedule as necessary to reflect any such delays.

          4.1.3. Product specific tooling shall be paid for and will be owned by EXIGENT. UMM shall obtain written approval from EXIGENT before committing to purchase any product specific tooling. EXIGENT will issue purchase orders to UMM for tooling as needed.

     4.2. INSTRUMENT PRODUCTION

          4.2.1 Not later than thirty (30) days before the first day of each calendar quarter during the term of this Agreement, the parties shall agree upon the volume of Instruments to be produced by UMM and purchased by EXIGENT during such quarter.

          4.2.2. EXIGENT agrees to purchase 100 Instruments in the first quarter, beginning January 1, 1999, and 125 in each subsequent quarter. Orders on a quarter-by-quarter basis in excess of 125 Instruments and in excess of 100 instruments in the first quarter, shall be counted against Exigent minimum requirements in subsequent quarters (up to 25 units per quarter) at Exigent's discretion. Both parties agree to negotiate in good faith the price of the Instrument by November 1, 1997 for the first year of production. Both parties agree to negotiate in good faith prior to October 1, 1999 and October 1 of each year of the term of this Agreement thereafter the price of the Instrument for the following calender year. The minimum requirements for the Instrument shall be used to establish a base price per Instrument. Annual purchases in excess of the minimum requirements shall result in volume discounts.

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     5.   INSPECTION AND QUALITY CONTROL

     5.1. UMM shall provide to EXIGENT with each shipment of Instruments a certificate from UMM's quality control department indicating that Instruments contained in the shipment, which shall be identified by their serial numbers, have passed the quality control parameters which shall be contained in the Manufacturing Documentation after they have been developed by UMM and agreed to in writing by EXIGENT. UMM shall keep complete written records of such inspections and shall, upon request, furnish EXIGENT with inspection reports for Instruments delivered to EXIGENT.

     5.2. Within one (1) month after receipt of Instruments, EXIGENT may conduct its own acceptance inspection thereof in which samples of Instruments will be compared with the specifications and quality control parameters, which are a part of the Manufacturing Documentation, and shall inform UMM of the results of such inspection. Such inspection shall, upon mutual agreement between the parties, be undertaken either at EXIGENT facilities or at UMM's manufacturing facilities. If inspection occurs at UMM's plant, UMM shall provide EXIGENT with such access and facilities as EXIGENT shall reasonable require. In the event such inspection by EXIGENT reveals unacceptable variances from the Acceptance Inspection Procedure in the Manufacturing Documentation, EXIGENT shall notify UMM (which notice shall specify the manner in which the defective Instruments fail to meet the specifications), and UMM shall have fifteen (15) days in which to verify the variances. Upon the earlier of (a) verification by UMM or (b) the expiration of thirty (30) days from the date of said notice, EXIGENT shall have the right to refuse acceptance of the defective or deficient shipment(s) and to require, at the option of UMM, that said lot(s) be replaced or corrected free of charge to

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Exigent or that UMM at its own expense make a 100% inspection of the lots with respect to the defective function. If UMM's inspection results in a finding that Instruments are not defective or deficient, UMM shall immediately notify EXIGENT of the same and shall resubmit the lots for acceptance. The remedies of this paragraph which shall accrue to EXIGENT prior to acceptance of Instruments shall be in lieu of rights accruing under Article 8 (WARRANTIES), which shall accrue to EXIGENT after acceptance of Instruments. Failure of EXIGENT to complete the above-mentioned acceptance inspection with respect to a lot within said one (1) month period shall constitute acceptance by EXIGENT of the lot.

     6.   CONFIDENTIAL INFORMATION

     6.1. For a period of five (5) years from the date of this Agreement, UMM and EXIGENT agree to hold all Confidential Information in confidence for the disclosing party and not to disclose the Confidential Information of the other party to any third party, except for Exigent's legal and accounting representatives and those who have a need to know such Confidential Information for purposes of carrying out the terms of this Agreement and are bound by a similar obligation of confidentiality and non-use, and not to use such Confidential Information for any purpose other than for the purposes of this Agreement. Thereafter, upon request, UMM shall return to EXIGENT all Confidential Information in its possession or in the possession of its employees.

     6.2. Each party represents to the other that its employees are governed by company regulations which prohibit the disclosure of confidential and proprietary information which may belong to the other party and that such internal regulations will enable it to comply with all of the items of this

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Agreement.

     6.3. Except as provided in Article 7, all Confidential Information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receive or assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (a) that Confidential Information received from the other party under this Agreement remains the property of the other party and (b) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's Confidential Information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

     7.    RIGHTS IN INTANGIBLE PROPERTY

     7.1. EXIGENT shall have the entire right, title and interest in all Instrument Technology. Any portion of the Instrument Technology subject to copyright shall be deemed a "work made for hire" within the meaning of the Copyright Act of 1976, 17 U.S.C. Section 101. In the event that any such Instrument Technology is not deemed to be a work for hire, then UMM hereby transfers to EXIGENT, without further consideration, all right, title and interest to such Instrument Technology, including any and all patents, copyrights, trade secrets and other proprietary rights related thereto. UMM agrees promptly to execute and deliver to, or cause to be promptly executed and delivered to,

EXIGENT all documents and other instruments reasonably requested by EXIGENT to evidence the foregoing assignment or otherwise to evidence EXIGENT's rights in the Instrument Technology.

     7.2. UMM shall have the entire right, title and interest in all UMM Core Technology. EXIGENT hereby transfers to UMM, without further consideration, all right, title and interest to any improvements to UMM Core Technology resulting from this agreement, including any and all patents, copyrights, trade secrets and other proprietary rights related thereto. EXIGENT agrees promptly to execute and deliver to, or cause to be promptly executed and delivered to, UMM all documents and other instruments reasonably requested by UMM to evidence the foregoing assignment.

     7.3. Each party shall be responsible for obtaining patent protection in connection with inventions included in technology owned by it in countries of its choice. Each party shall give the other party all reasonable assistance in connection with the preparation of any patent applications related to such inventions and shall cause to be executed all such assignments and other instruments and documents as may be necessary and appropriate to carry out the intent of this Section.

     7.4. EXIGENT shall have a paid up irrevocable worldwide license to use, copy, modify, and create derivative works based upon the object code and source code of software included in the UMM Core Technology.

     7.5. UMM reserves all rights to manufacturing processes and procedures used in the manufacture of the Instrument, as well as the right to design, manufacture and sell other products based upon or derived from the Manufacturing Documentation, subject to the restriction of Article 3.2 and provided that no intellectual property owned by EXIGENT is used without the

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prior written consent of EXIGENT. UMM agrees that UMM Core Technology will not be used to design or manufacture an Instrument for any other person designed to provide a measurement from an Exigent test cartridge, or from any competitive diagnostic device that combines any two or more of the following test types: chemistry (including electrochemistry), coagulation, or immunochemistry, into a point-of-care testing device.

     8.    WARRANTIES

     8.1. UMM warrants to EXIGENT that all Instruments to be supplied hereunder will upon shipment meet the agreed upon specifications therefor and will be free from defects in materials and workmanship, and will be properly packed, labeled and fit for their intended purposes as set forth in Appendix A. UMM further warrants to EXIGENT that all Instruments supplied hereunder will be free from design defects and shall be in compliance with Good Manufacturing Practice 21 CFR 820. This warranty shall apply for a period terminating thirty (30) months after the date of shipment by UMM. UMM shall satisfy this warranty requirement by repairing or replacing at UMM's option each defective Instrument returned. The thirty (30) month warranty period does not include major components of the Instrument supplied to UMM by other manufacturers. Such components and their warranty will be identified by UMM to EXIGENT, and approved by EXIGENT, prior to their inclusion in the Instrument.

     8.2. In addition to the procedures set forth in Section 5.2., UMM shall conduct a failure analysis as required by the US Food and Drug Administration ("FDA") regulations, i.e. 21 CFR Parts 820.115 and 820.198(b) at its own expense with respect to defective Instrument(s) returned to it under paragraph 8.1.

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Such analysis shall be conducted promptly upon receipt by UMM of the subject
Instrument(s) and a results report shall be returned to EXIGENT no later than forty-five (45) days after UMM's receipt of the defective Instrument(s).

     8.3. UMM shall be liable for and shall indemnify, defend and hold EXIGENT, its officers, directors, employees, shareholders and agents harmless against any and all claims, suits, proceedings, demands, recoveries, and damages, expense or losses including, without limitation, attorney's fees, costs, interest and penalties, and costs and expenses of total or partial recall of Instruments, whether initiated voluntarily by EXIGENT and agreed to by UMM, or at the direction of the FDA (collectively "Claims") for Product Liability, whether groundless or not, arising out of, based on, or caused by defects in material, workmanship, design, packaging or packing of the Instruments (other than the Test Cartridge), but in no event shall UMM be liable for or be required to indemnify EXIGENT for or hold it harmless to the extent any Claims for Product Liability arise from or are based on, or caused by omissions or misstatements in literature supplied by EXIGENT for use with the Instruments. UMM shall promptly notify EXIGENT of any situation which may affect a decision to recall Instruments; however, EXIGENT shall have the final authority to institute a voluntary recall, which authority shall not be exercised unreasonably. UMM shall notify EXIGENT in the event it knows of omissions or misstatements in literature supplied by EXIGENT.

     8.4. Except for the literature supplied by EXIGENT for use with Instruments, UMM represents and warrants the originality of the Manufacturing Documentation and represents that no portion of the Manufacturing Documentation, or use thereof, or EXIGENT distribution

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

thereof violates or is protected by any copyrights, patents, trademarks or similar right of any third party other than the UMM background patents.

     8.5. UMM shall identify and hold EXIGENT, its officers, directors, shareholders, and agents harmless from and against any Claims based upon the alleged infringement of any patent, utility models and registered designs copyrights, trademarks or other intellectual property rights, now or hereafter existing in the United States of America relating to the Instrument or its components, including without limitation, the UMM patents as manufactured by or on behalf of UMM, provided, however UMM shall have no such obligation with respect to Claims ("Excluded Claims") arising as a result of the literature supplied by EXIGENT for use with the Instrument.

     8.6. EXIGENT shall indemnify, defend and save UMM, its officers, directors, shareholders and agents harmless from any and all Claims for Product Liabilities arising out of, caused by, or based on the Test Cartridge or omissions or misstatements in literature supplied by EXIGENT, groundless or not.

     8.7. EXIGENT will indemnify and hold UMM, its officers, directors, shareholders and agents, harmless from and against any Claims based upon alleged infringement of any patent, utility models and registered design copyright or other intellectual property rights relating to the Instrument Technology, or any features of the Instrument described in any literature supplied by EXIGENT for use with the Instruments other than Instrument Technology developed by UMM pursuant to this Agreement.

     8.8 In the event that UMM or EXIGENT becomes aware of actual or threatened infringement of a patent which potentially affects the rights relating to the Instruments granted to EXIGENT under this Agreement that would

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affect the indemnity obligations under this Agreement, that party shall promptly notify the other party in writing. EXIGENT shall have the first right but not the obligation to bring, at its own expense, an infringement action against any third party and to use UMM's name in connection therewith and to include UMM as a party thereto. If EXIGENT does not commence a particular infringement action within ninety (90) days after such notice, UMM, after notifying EXIGENT in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof subject to this Section 8.8. In any event, UMM and EXIGENT shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party, provided, however, that in any action pursuant to this Section 8.8, the party bringing the action shall indemnify the other party, its officers, directors, shareholders, employees, successors and assigns from any loss, damage or liability, including reasonable attorneys' fees resulting from such action. In any action concerning the Instrument in which both UMM and EXIGENT shall recover their respective actual out-of-pocket expenses associated with such litigation, any excess amount recovered in such action shall be shared between EXIGENT and UMM, with each receiving fifty percent (50%) of such excess. The parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning the Instrument; provided, that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by one party pursuant to this Section 8.8 may be entered into without consent of the other party if such settlement would require the non-settling party to be subject to an injunction or to make a monetary payment or would adversely affect the

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non-settling party's rights under this Agreement.

     8.9. If, during the term of this Agreement, EXIGENT and UMM jointly deem it necessary to seek a license from any third party in order to avoid infringement by the Instrument design during the existence of the license herein granted, fifty percent (50%) of any royalties or other fees paid to such a third party under such license shall be paid by UMM and fifty percent (50%) of such royalties or fees shall be paid by EXIGENT.

     8.10. In the event any party seeking indemnification hereunder ("Indemnified Party") should have a claim hereunder against the other party hereto ("Indemnifying Party"), involving a claim or demand being asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall notify the Indemnifying Party in writing of said claim, and, if then determinable, a reasonable estimate of the amount thereof, which in such party's good faith opinion, might be sustained in connection with such claim. In such event, the Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party within thirty (30) days after the giving of such notice by the Indemnified Party, to assume and control the contest and defense or settlement of such claim, at its own expense, with counsel of its own choice, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall not agree to any settlement without the consent of the Indemnified Party (which consent will not be reasonably withheld) unless such settlement (a) requires no more than a monetary payment for which the Indemnifying Party has irrevocably agreed to indemnify such Indemnified Party under this Agreement, and (b) includes a full, unconditional and complete release of such Indemnified Party.

     8.11. If the Indemnifying Party agrees to defend such claim, the

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

Indemnifying Party will have full control of such defense, including any settlement thereof (subject to the rights of the Indemnified Party as set forth in the immediately preceding paragraph), and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its attorneys with respect to such contest and defense at the expense of the Indemnifying Party. The Indemnified Party shall have the right to engage its own counsel and to participate in, but not control, such defense, but the Indemnified Party shall be solely responsible for all fees and expenses of its own counsel.

     8.12. If the Indemnifying Party does not agree to defend such claim or fails to notify the Indemnified Party of its election as herein provided, the Indemnifying Party agrees to pay the reasonable costs and expenses of the Indemnified Party, including, without limitation, reasonable attorneys' and paralegals' fees, interest and penalties incurred in connection with such contest and defense, monthly, against the receipt of invoices with supporting documentation and will promptly pay any final judgment rendered against or settlement reached by such Indemnified Party with respect to any such claim; provided, however, that the Indemnifying Party will not be liable hereunder for any settlement made by any Indemnified Party without its prior written consent, which consent will not be unreasonably withheld. If the Indemnifying Party has timely disputed its liability with respect to such third party claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved by negotiations within thirty(30) days after receipt by the Indemnified Party of such dispute notice, such dispute shall be resolved by arbitration pursuant to Section 13.9.

     8.13. Notwithstanding anything contained herein to the contrary, the

Indemnified Party shall have the right to engage separate counsel reasonably satisfactory to the Indemnifying Party at the Indemnified Party's expense and to control its own defense of such asserted liabilities if, in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party that would make representation of both parties by such counsel inadvisable under generally accepted standards of professional conduct.

     8.14. Each of EXIGENT and UMM agrees in conjunction with its obligations under this Agreement to avoid knowingly designing and/or developing any item that infringes any patent.

     9.    BACKGROUND PATENTS

     9.1. UMM shall notify EXIGENT of its background patents or patent applications, those of its affiliates and any patents or applications of others of which UMM is aware or becomes aware which are to be used in the Development Services or supply services described in Article 3.0.

     9.2. UMM hereby grants EXIGENT a royalty-free license under any applicable background patents to sell Instruments and to develop, market, and use the Instruments.

     10.   EMPLOYEES

     10.1. Personnel assigned by UMM to perform services under this Agreement will be employees of UMM and will not for any purpose be considered employees or agents of EXIGENT. UMM assumes full responsibility for the actions of such personnel while performing services hereunder and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), worker's compensation, disability benefits and the like.

     10.2. Personnel assigned by EXIGENT to perform services under this Agreement will be employees of EXIGENT and will not for any purpose be considered employees or agents of UMM. EXIGENT assumes full responsibility for the actions of such personnel while performing services under this Agreement as well as promotion, distribution, and any sales activities with respect to the Instruments and EXIGENT shall be solely responsible for their daily supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), worker's compensation, disability benefits and the like.

     11.   CHANGES

     11.1. Either party may request, in writing, changes to the Development Services, work scope or to the manufacturing or design specifications for the Instrument. The party receiving the request for the change shall submit within a reasonable time a report to the other party setting forth its best judgment as to the probable effect on the Development Services or Supply Services and their cost. Neither party shall proceed with any changes without the prior written consent of the other.

     12.   TERM, TERMINATION AND CANCELLATION

     12.1. The term of this Agreement shall begin with the Effective Date and shall continue for four (4) years from the Date of Market Introduction (the "Initial Term") as defined above, and shall be automatically extended thereafter for one (1) year periods unless terminated by one of the parties in accordance with this Article. After the Initial Term, either party may terminate this Agreement upon at least one (1) year's written notice.

     12.2. Either UMM or EXIGENT may terminate this Agreement for cause. A material breach or repeated non-material breaches of this Agreement which are not cured by the breaching party as quickly as reasonably possible, but in no event longer than sixty (60) days after receipt of written notice demanding such breaches be cured shall constitute cause.

          12.2.1. In the event of termination by UMM for cause, UMM agrees it will not sell the Instrument to any third party.

          12.2.3.   In the event that UMM loses its right to exclusivity under
Section 3.2 hereof, or this Agreement is terminated, UMM hereby grants to EXIGENT or its nominee a perpetual royalty-free license under any applicable UMM background patents, including UMM Core Technology including components of the device, Confidential Information and trade secrets to make, have made, use and sell Instruments.

          12.2.4. Upon termination of this Agreement, EXIGENT agrees to purchase all of UMM's inventory (at full value) associated with the Instrument.

          12.2.5. At any time prior to the date of Market Introduction, EXIGENT shall have the right, for compelling business reasons, (such as failure by EXIGENT to raise additional capital prior to Market Introduction) to terminate the development effort. If such a termination occurs, EXIGENT shall bear and pay for all costs incurred by UMM and not fully compensated plus an additional fee equal to 15% (fifteen percent) of total invoiced project cost, less any associated costs for instruments and tooling.

          12.2.6. In the event that Exigent has the opportunity to complete a sale of its business to another company, Exigent shall have the right to negotiate the terms on which this Agreement will be terminated, and the terms on which all tooling being used by UMM which has been paid for by Exigent will be transferred to the purchaser of Exigent.

          12.2.7 In the event that this Agreement is terminated, UMM shall transfer, to Exigent within 30 days, all tooling used in the manufacturing of the Instrument owned by EXIGENT.

     13.   GENERAL PROVISIONS

     13.1. The rights and obligations of Articles 6 (Confidential Information), 7 (Rights in Intangible Property), 8 (Warranties), and 13 (General Provisions) shall survive any termination of this Agreement and shall bind the parties and their legal representatives, successors and assigns.

     13.2. UMM and EXIGENT shall do all the things necessary to comply with all applicable Federal, State, and local laws, regulations and ordinances, including but not limited to the Regulations of the United States Department of Commerce relating to the export of Technical Data, insofar as they relate to the services to be performed under this Agreement. UMM shall obtain any required government documents and approvals in the event of export of Instrument manufactured for EXIGENT hereunder and for any technical data disclosed to UMM by EXIGENT. UMM agrees to maintain an FDA-approved facility which is operated in compliance with Good Manufacturing Practices, to be found in 21 CFR 820. UMM will provide documentation that such facility complies with FDA published guidelines (as defined in 21 CFR 10.90b) and upon request by EXIGENT to demonstrate compliance. EXIGENT shall obtain and shall own the necessary governmental registrations and permits for marketing the Instrument in locations outside the United States.

     13.3. Each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure and such excuse shall continue as long as the condition constituting such force majeure continues, plus thirty (30) days after the termination of such condition. For purposes of this Agreement, force majeure is defined as follows:

             Causes beyond the control of UMM or EXIGENT, including, without limitation, regulations, laws or acts of any government, destruction of production facilities or material by fire, or failure of public utilities or common carriers or embargo.

     13.4. This Agreement and its appendices embody the entire understanding and agreement among the parties and supersedes all previous negotiations, representations, writings and agreements, written or oral, with respect to the development and sale of the Instrument. This Agreement shall in no way preclude UMM or EXIGENT (or any of their affiliates) from entering into any agreements in the future which are not specifically limited or precluded hereunder.

     13.5. All notices, demands and communications provided for in this Agreement shall be in writing and shall be deemed effective by a party upon hand delivery or when mailed, postage prepaid, by registered or certified mail, or by telecopy when received to the other party or its copy designee at the respective addresses listed below, unless and until such address is changed by giving written notice thereof in like manner.

        To EXIGENT:

              Exigent Diagnostics, Inc.
              5 Radnor Corporate Center, Suite 300
              Radnor, PA 19087
              Attention: Mr. W. Vickery Stoughton, President
              Telecopy No: (610) 971-9814


        To UMM:

              UMM Electronics Inc.
              6911 Hillsdale Court
              Indianapolis, IN 46250
              Attention: Mark A. Gregory, President
              Telecopy No: (317) 576-5044


        With a copy to:

              Curtis, Mallet-Prevost, Colt & Mosle
              101 Park Avenue
              New York, NY 10178
              Attention: David R. Lindskog
              Telecopy No: (212) 697-1559

        13.6. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof.

     13.7. UMM shall make its records (but not its production costs and profit and loss information) and facilities involved in the performance of this Agreement available to EXIGENT personnel at reasonable and mutually convenient times during normal business hours for audit purposes and shall take any reasonable actions required by EXIGENT to facilitate such audit.

     13.8. No modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding or effective unless in writing and signed by the President or a Vice President of each of the parties.

     13.9. All disputes arising under or in connection with this Agreement shall be finally settled by arbitration under the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitration shall be conducted in the city in which the principal office of the respondent is located. The costs of said arbitration shall be borne by the losing party. Judgment may be entered on the award by any court having jurisdiction thereof.

     13.10. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either party without the consent of the other party, which consent shall not be unreasonably withheld, provided that EXIGENT may assign this Agreement to any person acquiring all or substantially all of EXIGENT's assets. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

                           EXIGENT DIAGNOSTICS, INC.

                           By: /s/ W. Vickery Stoughton
                               ---------------------------

                           Title: Chairman and CEO


                           UMM ELECTRONICS INC.

                           By: /s/ Mark A. Gregory
                               ---------------------------

                           Title: President